                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            TELEFLEX INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                          [TELEFLEX INCORPORATED LOGO]
                      PLYMOUTH MEETING, PENNSYLVANIA 19462
--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 26, 2002

--------------------------------------------------------------------------------

                                                                  March 25, 2002

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

     The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 26, 2002 at 10:00 a.m. at the JEFFERSON HOUSE RESTAURANT BALLROOM, 2519 DEKALB PIKE, NORRISTOWN, PENNSYLVANIA, for the following purposes:

          1. To elect three directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 29, 2002; and

          3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business, Friday, March 1, 2002, as the Record Date for the meeting. This means that owners of the Company's common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

     STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437).

                                            By Order of the Board of Directors,

                                            STEVEN K. CHANCE, Secretary

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               TABLE OF CONTENTS

                                                                Page
                                                                -----
PROXY STATEMENT.............................................        1
QUESTIONS AND ANSWERS.......................................        2
ELECTION OF DIRECTORS.......................................        3
NOMINEES FOR THE BOARD OF DIRECTORS.........................        3
ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS.........        5
AUDIT COMMITTEE REPORT......................................        6
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....        6
     Compensation Committee Interlocks and Insider
      Participation.........................................        8
FIVE-YEAR SHAREHOLDER RETURN COMPARISON.....................        9
EXECUTIVE COMPENSATION AND OTHER INFORMATION................        9
     Summary of Cash and Non-Cash Compensation Paid to
      Certain Executive Officers............................        9
     Option Grants..........................................       11
     Option Exercises and Holdings..........................       11
     Pension Plans..........................................       11
     Employment Contracts and Termination, Severance and
     Change-of-Control Arrangements.........................       12
     Director Compensation..................................       12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................       12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....       13
AUDIT FEES..................................................       13
ALL OTHER FEES..............................................       13
RATIFICATION OF APPOINTMENT OF AUDITORS.....................       14
OTHER MATTERS...............................................       14

                                PROXY STATEMENT

     This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 26, 2002. The proxies may also be voted at any adjournment or postponement of the meeting. The expense of this solicitation will be paid by the Company.

     The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the enclosed form of proxy were mailed to stockholders approximately on March 25, 2002.

     In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally by telephone, facsimile, electronic mail, telegram or personal interview. The shares represented by each proxy will be voted in accordance with the instructions in the proxy, unless the proxy is revoked before the meeting. Any proxy may be revoked before it is exercised by providing written notice to the Secretary of the Company or by submitting a new proxy. If no voting instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed on page 3 and for the ratification of the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 29, 2002.

     Only stockholders of record at the close of business on March 1, 2002 are entitled to vote at the Annual Meeting or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 1, 2002, the Company had outstanding and entitled to vote 39,015,991 shares of common stock.

                             QUESTIONS AND ANSWERS

1.  WHAT IS A "PROXY"?

     It is your way of legally designating another person to vote for you. That other person is called a "proxy." If you designate another person as your proxy in writing, the written document is called a "proxy" or "proxy card."

2.  WHAT IS A "PROXY STATEMENT"?

     It is a document required by the Securities and Exchange Commission which explains to you why we are asking you to sign a proxy card.

3.  WHAT IS A "QUORUM"?

     A quorum is the minimum number of shareholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum.

4.  WHAT IS A "BROKER NON-VOTE"?

     When brokers and banks which are holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, such brokers and banks may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, such brokers and banks cannot vote, and there is a so-called "broker non-vote" on that matter.

5.  WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

     Stockholders of record at the close of business on March 1, 2002 (the "Record Date") are entitled to vote at the Annual Meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held.

6.  WHAT IS THE "RECORD DATE"?

     It is the date established by the Board of Directors, as required by law, as the last date for eligibility to vote your shares at the upcoming Annual Meeting. You must be a shareholder of record on that date to vote at the Annual Meeting.

7.  HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS OR APPROVE ANY PROPOSALS?

     A plurality of the votes cast at the meeting is required to elect directors; that is, the three nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of outstanding shares present, in person or by proxy, is necessary to approve any other proposal. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

8.  HOW DO I VOTE?

     Please sign and date each proxy card which you receive and return it in the prepaid envelope included with your proxy package. Any proxy card which is returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of directors and ratification of PricewaterhouseCoopers LLP as auditors for 2002. You may revoke your proxy at any time before the meeting by (a) notifying Steven K. Chance, Secretary, (b) voting in person or by telephone, or (c) returning a second, later-dated, proxy card.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. Effective as of the 2002 Annual Meeting, the board has fixed at eight the number of directors which shall constitute the entire board.

     The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 2002 Annual Meeting of Stockholders, three directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 2005. The board, on recommendation of the Nominating Committee, has nominated Messrs. Black, Cook and Stratton for election for three-year terms.

     It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Black, Cook and Stratton for a term expiring in 2005. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. All of the nominees and continuing directors were elected by the stockholders of the Company.

                      NOMINEES FOR THE BOARD OF DIRECTORS

                                 CLASS OF 2005

                            VOTING IS FOR THIS CLASS

Lennox K. Black, 71....................      Chairman and Chief Executive Officer of the Company;
  Elected in 1971                            (Chairman, 1982-present; Chief Executive Officer,
                                             1971-1994; 2000-present); Director, The Pep Boys.

William R. Cook, 58....................      President and Chief Executive Officer, Severn Trent
  Elected in 1998                            Services, Inc., a water and waste utility company;
                                             Chairman, President, Chief Executive Officer and Chief
                                             Operating Officer, BetzDearborn, Inc. (1993-98);
                                             Director, Quaker Chemical Company and Envirogen.

James W. Stratton, 65..................      Chairman and Chief Executive Officer, Stratton Management
  Elected in 1993                            Company, an investment advisory and management firm;
                                             Chairman and Director of EFI Corporation, a financial
                                             services company; Chairman and Director of Stratton
                                             Monthly Dividend Shares, Stratton Small Cap Value Fund
                                             and Stratton Growth Fund, registered investment
                                             companies; Director, UGI Corporation and Amerigas
                                             Propane.

     THE FOLLOWING INDIVIDUALS CURRENTLY SERVE AS DIRECTORS IN THE TWO OTHER CLASSES. THEIR TERMS WILL END AT THE ANNUAL MEETINGS IN 2003 AND 2004, RESPECTIVELY.

                                 CLASS OF 2003

Sigismundus W.W. Lubsen, 58............      Member of the Executive Board, Heineken N.V., Amsterdam,
  Elected in 1992                            The Netherlands, a manufacturer of beverage products;
                                             Supervisory Director, Honeywell Holding B.V. (the
                                             Netherlands).

Palmer E. Retzlaff, 70.................      President and Director, Southwest Grain Inc., McAllen,
  Elected in 1978                            Texas, engaged primarily in cotton and grain export;
                                             Director, Harleysville National Corporation and Paris
                                             Corporation.

                                 CLASS OF 2004

Patricia C. Barron, 59.................      Clinical Associate Professor, Stern School of Business,
  Elected in 1998                            New York University, New York, New York; Vice President,
                                             Business Operations, Xerox Corporation (1998); President,
                                             Xerox Engineering Systems Division (1994-98); Director,
                                             ARAMARK Corporation, Quaker Chemical Corporation,
                                             Ultralife Batteries Corporation and USAA.

Donald Beckman, 70.....................      Of Counsel, Beckman and Associates, Philadelphia, PA,
  Elected in 1981                            attorneys; Special Counsel, Saul Ewing LLP, Philadelphia,
                                             PA, attorneys (1993-2001).

Joseph S. Gonnella, M.D., 67...........      Distinguished Professor of Medicine and Director, The
  Elected in 1995                            Center for Research in Medical Education and Health Care,
                                             Jefferson Medical College, Thomas Jefferson University;
                                             Dean Emeritus, Jefferson Medical College; Director,
                                             excelleRx, Inc.

              ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company met seven times in 2001. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 2001 by committees on which he or she served.

     As provided in the Company's Bylaws, the Board of Directors has established an Audit Committee, Compensation Committee, Nominating Committee and Executive Committee, as follows:

     - The Audit Committee, currently composed of Messrs. Cook and Stratton and Dr. Gonnella, held five meetings in 2001. The Board of Directors has adopted a written charter for the Audit Committee (the "Charter"). Pursuant to the Charter, the Audit Committee reviews with the Company's financial officers and independent accountants the financial statements of the Company and related matters preliminary to the consideration of the financial statements by the full Board of Directors. The members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards).

     - The Compensation Committee currently consists of four members: Mrs. Barron and Messrs. Beckman, Lubsen, and Stratton. The Compensation Committee held four meetings in 2001. The Compensation Committee makes recommendations to the Company's Board of Directors regarding the Company's compensation policies, compensation plans and specific compensation arrangements for management executives and directors. The Committee is also authorized to grant options and restricted stock awards under the Company's Stock Compensation Plans. Only a subcommittee of the Compensation Committee, however, comprised solely of directors who qualify as "Non-Employee Directors" under SEC Rule 16b-3, is authorized to approve compensation arrangements for senior officers and directors, including the grant of stock options and restricted stock. In 2001, the subcommittee was comprised of Mrs. Barron and Mr. Lubsen.

     - The Nominating Committee, currently composed of Mrs. Barron and Messrs. Lubsen and Stratton, held one meeting in 2001. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The Committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 3, 2003.

     - The Executive Committee is currently composed of Messrs. Black, Beckman and Retzlaff. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                             AUDIT COMMITTEE REPORT

     In carrying out its responsibilities with respect to the Company's financial reporting for the year ended December 30, 2001, the Audit Committee has:

     - reviewed and discussed the audited financial statements for the fiscal year ended December 30, 2001 with management;

     - discussed with the independent accountant the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards, AU Sec. 380);

     - received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with the independent accountant its independence; and

     - based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report for the year ended December 30, 2001 on Form 10-K for filing with the Securities and Exchange Commission.

 WILLIAM R. COOK, CHAIRMAN      JOSEPH S. GONNELLA, M.D.      JAMES W. STRATTON

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of three parts, Salaries, Bonuses and Long-term Incentive Compensation, as follows:

     - Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 9. Generally, the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

     - Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executive's individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as return on average assets or improvement of working capital as a percentage of sales). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. Bonus awards to executive officers, however, are based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These factors include consideration of the accomplishment of operational missions, such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers (whose bonus limitation is 80% of salary) and the chief executive officer (whose bonus limitation is 90% of salary).

     - Long-term incentive compensation consists of awards of stock options and restricted stock under the Company's Stock Compensation Plans. Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Typically, awards have not been based on any preset formulae or entitlement standard but have reflected the Compensation Committee's subjective perception of specific executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that specific executives who undertake new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares. The Compensation Committee, however, has granted restricted stock awards to a limited number of senior executives pursuant to a plan adopted at the beginning of a multi-year period, which entitled the executives to awards of specified numbers of shares, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period.

     Lennox K. Black, Chairman and Chief Executive Officer of the Company, received a salary of $1,054,100 for 2001. A portion of Mr. Black's salary is deferred for payment in a future year or years. Principal factors considered by the Compensation Committee in fixing Mr. Black's compensation for 2001 included his performance of the duties of the Chief Executive Officer during the year, in addition to his responsibilities as Chairman of the Company, the successful implementation of the Company's management transition and succession plans, and the financial performance of the Company.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance-based" or falls within other exceptions provided in the statute. Awards under the Company's Stock Compensation Plan may be made on terms which will qualify for exception from the deductibility limit. The Committee, however, retains discretion to make awards which are not fully deductible. Compensation paid in 2001 did not exceed the deductible limit.

                       SIGISMUNDUS W.W. LUBSEN, CHAIRMAN
         PATRICIA C. BARRON      DONALD BECKMAN      JAMES W. STRATTON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Mr. Beckman was Special Counsel to the law firm of Saul Ewing LLP, which provided legal services to the Company.

     Mr. Stratton is an executive officer of Stratton Management Company, which provided investment advisory services to the retirement funds of the Company in 2001.

                    FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group.

                               MARKET PERFORMANCE
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(a)

[LINE GRAPH]

TELEFLEX INCORPORATED                            100   146.64  179.31  124.64  178.87  194.29

S&P 500 INDEX                                    100   133.36  171.48  207.56  188.66  166.24

S&P MIDCAP 400 INDEX                             100   132.25  157.52  180.71  212.35  196.42

(a) Assumes $100 invested on December 31, 1996 in Teleflex common stock, S&P MidCap 400 Index, and S&P 500 Index using a fiscal year ending December 31 in all cases.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended December 26, 1999, December 31, 2000, and December 30, 2001, respectively, certain compensation information with respect to the Company's: (a) Chief Executive Officer and (b) each of the four other most highly compensated executive officers, based on the salaries and bonuses earned by such executive officers during fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                       Compensation Awards
                                         Annual Compensation         -----------------------
                                       ------------------------      Restricted                      All Other
Name and Principal Position  Year        Salary         Bonus         Stock(a)       Options      Compensation(b)
---------------------------  ----      ----------      --------      ----------      -------      ---------------
Lennox K. Black              2001      $1,054,100         --            --             --          $      75,296
  Chairman, Chief            2000      $  976,000         --            --             --          $   1,070,539(c)
  Executive Officer          1999      $  650,000         --            --             --          $      70,312
  and Director
Jeffrey P. Black             2001      $  421,500         --            --           20,000        $       6,000
  President                  2000      $  230,000      $140,000         --           20,000        $       3,102
                             1999      $  180,700      $ 75,000         --            8,750        $       2,749
Roy C. Carriker              2001      $  365,000         --          $129,330         --          $      12,165
  Vice Chairman              2000      $  346,600      $160,000       $557,835         --          $       4,068
                             1999      $  340,000      $ 50,000       $376,594         --          $       3,895
Harold L. Zuber, Jr.         2001      $  351,000         --            --           17,000        $       6,975
  Executive Vice             2000      $  330,000      $200,000       $517,320       15,000        $       4,742
  President and Chief        1999      $  300,000      $170,000         --           26,000        $       3,853
  Financial Officer
John J. Sickler              2001      $  350,000         --            --           17,000        $       4,380
  Vice Chairman              2000      $  325,000      $200,000       $517,320       10,000        $       1,940
                             1999      $  315,350      $125,000         --           21,750        $       5,455

------------

(a) Under the Company's 1990 Stock Compensation Plan, Dr. Carriker was granted 9,750 restricted shares on March 8, 1999, 3,000 on March 6, 2000, and 3,000 on March 5, 2001. These restricted shares vest 33 1/3% on the first anniversary of each grant (i.e., March 8, 2000, March 6, 2001 and March 5,
    2002), and an additional 33 1/3% on each of the next two anniversaries, conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally. Restricted share awards under the Company's 2000 Stock Compensation Plan were granted on March 5, 2001 to the named executives pursuant to a plan adopted in 1998 at the beginning of a three year period which entitled the named executives to awards of a specified number of shares after the end of the three year period 1998 through 2000, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period as follows: Dr. Carriker, 11,000; Mr. Zuber, 12,000; Mr. Sickler, 12,000. The restricted shares awarded vest one year from the date of grant conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally. As at the end of fiscal year 2001, the number and value of all restricted shares held by the Company for each of the named executives was: Dr. Carriker, 19,250 shares valued at $918,225; Mr. Zuber, 12,000 shares valued at $572,400; Mr. Sickler, 12,000 shares valued at $572,400.

(b) The information reported includes the following for fiscal year 2001: (i) the dollar value of life insurance premiums paid for the benefit of each of the named executives as follows: Mr. L.K. Black, $75,296; Mr. J.P. Black, $750; Dr. Carriker, $6,915; Mr. Zuber, $1,725; Mr. Sickler, $4,380; (ii)
    contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 2001 pre-tax elective deferral contributions under sec.401(k) of the Internal Revenue Code made to such plan as follows: Mr. J.P. Black, $5,250; Dr. Carriker, $5,250; Mr. Zuber, $5,250.

(c) A supplemental payment of $1,000,000 was awarded to Mr. L.K. Black for services in 2000 as Chief Executive Officer. This additional compensation has been deferred.

OPTION GRANTS

     The following table sets forth information with respect to the named executives concerning the grants of stock options during the last fiscal year ending December 30, 2001:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential
                                                Individual Grants                             Realizable Value at
                           -----------------------------------------------------------           Assumed Annual
                                           % of Total                                         Rates of Stock Price
                           Securities       Options                                             Appreciation for
                           Underlying      Granted to      Exercise or                            Option Term
                            Options        Employees       Base Price       Expiration      ------------------------
Name                       Granted(a)        in FY           ($/sh)            Date            5%            10%
----                       ----------      ----------      -----------      ----------      --------      ----------
Lennox K. Black               --             --               --               --              --             --
Jeffrey P. Black             20,000          3.96%           $43.25           3/5/11        $543,994      $1,378,587
Roy C. Carriker               --             --               --               --              --             --
Harold L. Zuber, Jr.         17,000          3.36%           $43.25           3/5/11        $462,395      $1,171,799
John J. Sickler              17,000          3.36%           $43.25           3/5/11        $462,395      $1,171,799

------------

(a) These options become exercisable for one-third of the shares on the first anniversary of the grant (March 5, 2002) and for an additional one-third of the shares on each of the next two anniversaries, so long as employment with the Company continues.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives concerning the exercise of stock options during the last fiscal year ending December 30, 2001 and unexercised options held as of the end of the fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUES TABLE

                                                                                    Value of Unexercised
                                                      Number of Unexercised         In-the-Money Options
                                                        Options at FY-End               at FY-End(a)
                      Shares Acquired    Value     ---------------------------   ---------------------------
Name                    on Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
----                  ---------------   --------   -----------   -------------   -----------   -------------
Lennox K. Black           --               --         --            --               --            --
Jeffrey P. Black          --               --        19,100         42,650       $  343,646      $400,684
Roy C. Carriker           12,000        $351,000      --            --               --            --
Harold L. Zuber, Jr.      --               --        73,400         44,600       $1,805,604      $462,476
John J. Sickler           --               --        70,700         38,050       $1,768,592      $359,308

------------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

     Under the Company's Retirement Income Plan, a qualified Defined Benefit Pension Plan, as well as a non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan compensation and benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant's unit is equal to 1.375% of his or her annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant's unit is equal to 1.833% of his or her annual plan compensation. A participant's total pension is based on his or her annual plan compensation, which for each year of plan participation for the named executives is his or her base salary (as reported in the Summary Compensation Table). The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age 65 (or actual age, if greater) for each of the named executives is: Mr. L.K. Black, $189,545; Mr. J.P. Black, $78,871; Dr. Carriker, $88,446;
Mr. Zuber, $141,493; and Mr. Sickler, $117,446.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     The Company's employment agreement with Lennox K. Black provides that Mr. Black may continue to serve the Company on a full-time basis or, at his election, as a consultant on a reduced-time basis until December 31, 2005. During the period of his full-time service, his salary will not be less than $574,000, and while serving as a consultant, his annual compensation will be at least 75% of his last full-time service salary but not less than $300,000, subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits, compensation continuation for up to two years in case of termination of employment under certain circumstances, and payment of deferred compensation for fifteen years, commencing in 1995, at the rate of $100,000 per year. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of such deferred compensation paid. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for his lifetime.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. Directors of the Company who are not employees of the Company or any of its subsidiaries ("outside directors") are paid an annual fee at the rate of $20,000 per year and a $1,000 fee for each board or committee meeting attended, plus expenses. In addition, outside directors, on their first election or appointment to the board, receive a 5,000 share stock option under the Company's Stock Compensation Plan, and each outside director in office receives each year a 2,000 share stock option grant under the Plan. The Company provides no pension benefits to the outside directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 2002, certain information with respect to ownership of the Company's securities: (i) the name and address of each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) the name of each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his or her name.

                                                                 Shares            Percent
                                                              Beneficially      of Outstanding
Name                                                            Owned(a)         Common Stock
----                                                          ------------      --------------
Lennox K. Black, 630 West Germantown Pike, Suite 461,
  Plymouth Meeting, PA 19462................................     3,838,931(b)        9.90
Jeffrey P. Black............................................        74,274              *
Donald Beckman, Two Penn Center Plaza
  Philadelphia, PA 19102....................................     3,065,211(c)        7.80
Patricia C. Barron..........................................        13,800              *
Roy C. Carriker, Ph.D. .....................................        54,694(d)           *
William R. Cook.............................................        14,000              *
Joseph S. Gonnella, M.D. ...................................        10,422(e)           *
Sigismundus W. W. Lubsen....................................         9,459              *
Palmer E. Retzlaff..........................................        27,468              *
John J. Sickler.............................................       179,418              *
James W. Stratton...........................................        21,584(f)           *
Harold L. Zuber, Jr. .......................................       159,715              *
All officers and directors as a group (19 persons)..........     4,572,886          11.64

------------

*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Jeffrey P. Black-19,100, Mr. Beckman-8,000, Mrs. Barron-13,000, Mr. Cook-11,000, Dr. Gonnella-8,000, Mr. Lubsen-8,000, Mr. Retzlaff-8,000, Mr. Sickler-70,700, Mr. Stratton-8,000, Mr. Zuber-73,400 and all officers and directors as a group-321,100 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding) and (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Jeffrey P. Black-5,870, Dr. Carriker-2,916, Mr. Zuber-6,202, and all officers and directors as a group-24,510.

(b) Includes the following shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange
    Commission: (i) 1,442,790 shares owned by Woelm Holding Company Limited, 1,442,790 shares owned by Margrit Nekouian Holding Company Limited and 283,640 shares owned by two individuals, for which Mr. Black holds revocable powers of attorney to vote such shares; (ii) 52,800 shares owned by a trust of which Mr. Black is a trustee, and (iii) 103,719 shares held by a decedent's estate of which Mr. Black is an executor.

(c) Includes the following shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange
    Commission: (i) 1,442,790 shares held by Woelm Holding Company Limited of which Mr. Beckman is a director, (ii) 1,442,790 shares owned by Margrit Nekouian Holding Company Limited of which Mr. Beckman is a director [Mr. Black holds a revocable power of attorney to vote these shares, and these shares are also referred to in clause (i) of footnote (b)], (iii) 52,800 shares owned by a trust of which Mr. Beckman is a trustee [Mr. Black is also a trustee of this trust, and these shares are also referred to in clause
    (ii) of footnote (b)] and (iv) 103,719 shares held by a decedent's estate of which Mr. Beckman is an executor [Mr. Black is also an executor of this estate, and these shares are also referred to in clause (iii) of footnote
    (b)].

(d) Includes 19,044 shares owned of record and beneficially by Dr. Carriker's wife of which Dr. Carriker is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(e) Includes 700 shares owned of record and beneficially by Dr. Gonnella's son of which Dr. Gonnella is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(f) Includes 7,400 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company stock. To the best of the Company's knowledge, all required forms were filed on time except for the late reporting by Mr. Ronald D. Boldt of the exercise of an option pursuant to which Mr. Boldt acquired 2,000 shares of the Company's stock and, due to a typographical error, the late reporting by Ms. Janine Dusossoit of the grant of an option to purchase 1,360 shares of the Company's stock. The acquisition of this option is exempt from Section 16(b).

                                   AUDIT FEES

     The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the audit and the review of the Company's financial statements during 2001 were $897,000.

                                 ALL OTHER FEES

     The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all non-audit services, including fees for acquisition and tax-related services, during 2001 were $1,032,000. Such non-audit services did not include any financial information systems design or implementation services. The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence with respect to the Company.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed PricewaterhouseCoopers LLP to examine and report on the financial statements of the Company for its fiscal year ending December 29, 2002. PricewaterhouseCoopers LLP (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountant for 2001. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

     Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of PricewaterhouseCoopers LLP, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

     A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 29, 2002.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437). If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

     Any proposals submitted by stockholders for inclusion in the Company's proxy statement and proxy for the 2003 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices no later than November 25, 2002 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

     In connection with any proposal submitted by stockholders for consideration at the 2003 Annual Meeting of Stockholders, but not proposed for inclusion in the Company's proxy statement and proxy for the 2003 Annual Meeting of Stockholders, the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting if appropriate notice of the stockholder's proposal is not received by the Company at its principal executive offices by February 7, 2003.

                                            By Order of the Board of Directors,

                                            STEVEN K. CHANCE, Secretary

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              TELEFLEX INCORPORATED

         The undersigned hereby appoints Donald Beckman and Palmer E. Retzlaff proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 26, 2002 or any adjournment thereof.


                          (CONTINUED ON THE OTHER SIDE)

                       ANNUAL MEETING OF STOCKHOLDERS OF
                             TELEFLEX INCORPORATED
                                 April 26, 2002

Co. #                                           Acct. #

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.



YOUR CONTROL NUMBER IS

               - Please Detach and Mail in the Envelope Provided -

[X]  PLEASE MARK YOUR
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.


                                                        FOR             WITHHELD
                                                        all              FOR all
                                                     Nominees           Nominees

Item 1.
   Election of Directors:                               [ ]               [ ]

NOMINEES:
    Lennox K. Black
    William R. Cook
    James W. Stratton


Withheld for the following only (write the name of the nominee(s) in the space below):

                                                         FOR   AGAINST   ABSTAIN
Item 2: Ratification of the appointment of
     PricewaterhouseCoopers LLP as independent public    [ ]     [ ]       [ ]
     accountants for the Company for the year 2002.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

                                                            I PLAN TO   [ ]
                                                       ATTEND MEETING

SIGNATURE_____________________________________________    DATE__________________

SIGNATURE_____________________________________________    DATE__________________
                     IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.